Exhibit n.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Stellus Capital Investment Corporation

Opinion on financial statement schedule

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) the consolidated financial statements of Stellus Capital Investment Corporation and subsidiaries (the “Company”) referred to in our report dated March 2, 2020, which is incorporated by reference in the Prospectus Supplement filed by the Company with the U.S. Securities and Exchange Commission on January 11, 2021. Our audits of the consolidated financial statements also included the audit of the Senior Securities table appearing on page S-22. In our opinion, the Senior Securities table, when considered in relation to the consolidated financial statements as a whole, present fairly, in all material respects, the information set forth therein.

Basis for opinion

This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement schedule based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ GRANT THORNTON LLP

Dallas, TX

January 11, 2021